As filed with the Securities and Exchange Commission on March 12, 2012

Registration No. 333-170142

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRA International, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2372210 (I.R.S. employer identification no.)

200 Clarendon Street, Boston, Massachusetts (Address of principal executive offices)	02116 (Zip code)

CRA International, Inc. Amended and Restated 2006 Equity Incentive Plan

(Full title of the plan)

Paul A. Maleh

CRA International, Inc.

200 Clarendon Street, T-33

Boston, Massachusetts  02116

(Name and address of agent for service)

(617) 425-3000

(Telephone number, including area code, of agent for service)

WITH COPIES TO:

Peter M. Rosenblum, Esq. Foley Hoag LLP 155 Seaport Boulevard Boston, Massachusetts 02210 (617) 832-1000	Jonathan D. Yellin, Esq. CRA International, Inc. 200 Clarendon Street, T-33 Boston, Massachusetts 02116 (617) 425-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This post-effective amendment to our registration statement on Form S-8 (File No. 333-170142) filed with the Securities and Exchange Commission on October 26, 2010 is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing as an exhibit to this registration statement the consent of our independent registered public accounting firm to the incorporation by reference into this registration statement of our independent registered public accounting firm’s reports dated February 10, 2011 (the “Accounting Firm Reports”) with respect to the consolidated financial statements of us and our subsidiaries, and the effectiveness of our internal control over financial reporting, contained in our annual report on form 10-K for our fiscal year ended November 27, 2010 and our five-week transition period ended January 1, 2011 (the “Annual Report”).  The Annual Report was incorporated by reference herein upon its filing on February 10, 2011. Exhibit 23.1 to the Annual Report contained the consent of our independent registered public accounting firm to the incorporation by reference of the Accounting Firm Reports into our registration statements on Form S-3 with File Nos. 333-142064, 333-118691 and 333-123903 and our registration statements on Form S-8 with File Nos. 333-133450, 333-63451, 333-62910, 333-97163, 333-63453 and 333-120539, but this registration statement on Form S-8 with File No. 333-170142 was inadvertently omitted from the list of registration statements contained in the consent. Other than the addition of this consent as an exhibit, this post-effective amendment does not change any of the information contained in the registration statement. Pursuant to Rule 462(d) under the Securities Act, this post-effective amendment shall become effective immediately upon filing with the Securities and Exchange Commission.

Item 8.	Exhibits.

Exhibit Number	Description

4.1

Amended and Restated Articles of Organization (filed as Exhibit 3.2 to our registration statement on Form S-1, Registration No. 333-46941 filed on February 26, 1998, and incorporated herein by reference).

4.2	Articles of Amendment to our Articles of Organization (filed as Exhibit 99.1 to our current report on Form 8-K filed on May 11, 2005 and incorporated herein by reference).

4.3	Amended and Restated By-Laws, as amended (filed as Exhibit 3.2 to our current report on Form 8-K filed on January 31, 2011 and incorporated herein by reference).

4.4	Specimen certificate for our common stock (filed as Exhibit 4.4 to our registration statement on Form S-8, Registration No. 333-133450 filed on April 21, 2006, and incorporated herein by reference).

5.1	Legal Opinion of Foley Hoag LLP (previously filed with this registration statement on Exhibit 5.1 on October 26, 2010).

23.1	Consent of KPMG LLP (previously filed with this registration statement on Exhibit 23.1 on October 26, 2010).

23.2	Consent of Foley Hoag LLP (previously filed with this registration statement on Exhibit 23.2 on October 26, 2010).

23.3	Consent of KPMG LLP (filed herewith).

24.1	Power of Attorney (previously filed with this registration statement on the signature page thereof on October 26, 2010).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, as of March 12, 2012.

CRA INTERNATIONAL, INC.

By:	/s/ Paul A. Maleh
Paul A. Maleh
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment has been signed by the following persons in the indicated capacities as of March 12, 2012.

Signature	Title

*	Chairman of the Board
Rowland T. Moriarty

/s/ Paul A. Maleh	President, Chief Executive Officer and Director
Paul A. Maleh	(Principal Executive Officer)

Executive Vice President, Treasurer and Chief
/s/ Wayne D. Mackie	Financial Officer
Wayne D. Mackie	(Principal Financial and Accounting Officer)

*	Director
William F. Concannon

*	Director
Ronald T. Maheu

*	Director
Thomas S. Robertson

*	Director
Nancy L. Rose

*	Director
William T. Schleyer

*                                         The undersigned, by signing his name hereto, does sign and execute this post-effective amendment pursuant to powers of attorney executed by the above-named directors of the registrant, which powers of attorney were included in the signature pages to the registration statement of CRA International, Inc. on Form S-8 (File No. 333-170142) filed with the Securities and Exchange Commission on October  26, 2010.

/s/ Paul A. Maleh
Paul A. Maleh
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Articles of Organization (filed as Exhibit 3.2 to our registration statement on Form S-1, Registration No. 333-46941 filed on February 26, 1998, and incorporated herein by reference).

4.2	Articles of Amendment to our Articles of Organization (filed as Exhibit 99.1 to our current report on Form 8-K filed on May 11, 2005 and incorporated herein by reference).

4.3	Amended and Restated By-Laws, as amended (filed as Exhibit 3.2 to our current report on Form 8-K filed on January 31, 2011 and incorporated herein by reference).

4.4	Specimen certificate for our common stock (filed as Exhibit 4.4 to our registration statement on Form S-8, Registration No. 333-133450 filed on April 21, 2006, and incorporated herein by reference).

5.1	Legal Opinion of Foley Hoag LLP (previously filed with this registration statement on Exhibit 5.1 on October 26, 2010).

23.1	Consent of KPMG LLP (previously filed with this registration statement on Exhibit 23.1 on October 26, 2010).

23.2	Consent of Foley Hoag LLP (previously filed with this registration statement on Exhibit 23.2 on October 26, 2010).

23.3	Consent of KPMG LLP (filed herewith).

24.1	Power of Attorney (previously filed with this registration statement on the signature page thereof on October 26, 2010).